Exhibit 107

Calculation of Filing Fee Tables

Schedule TO
(Form Type)

Accel Leaders 3 L.P.
Accel Leaders 3 Entrepreneurs L.P.
Accel Leaders 3 Associates L.P.
Accel Leaders 3 Investors (2020) L.P.
Accel Leaders 3 GP Associates L.L.C.
General Atlantic, L.P.
General Atlantic Partners 100, L.P.
GAP Coinvestments III, LLC
GAP Coinvestments IV, LLC
GAP Coinvestments V, LLC
GAP Coinvestments CDA, L.P.
General Atlantic (SPV) GP, LLC
General Atlantic GenPar, L.P.
General Atlantic (SQRS II), L.P.
Anthony Casalena
Casalena Foundation
Permira Advisers LLC
Permira Management S.à r.l.
Permira Portfolio Management Limited
Permira VIII GP S.à r.l.
Permira VIII Holdco GP S.à r.l.
Surveyorlux SCSp
Spaceship Holdings GP 1, LLC
Spaceship Intermediate 1, LP
Spaceship Holdings GP 2, LLC
Spaceship Parent, LP
Spaceship HoldCo, LLC
Spaceship MidCo, Inc.
Spaceship Intermediate 2, Inc.
Permira VIII - 1 SCSp
Permira VIII - 2 SCSp
Permira VIII AIV LP1 L.P.
Permira VIII AIV LP2 L.P.
Permira VIII CIS SCSp
Permira VIII CIS 2 SCSp
PILI 1 Portfolio SCSp
PILI 2 Portfolio SCSp
PILI 4 Portfolio SCSp
Permira Investment Capital LP
Permira Investment Capital II LP
Permira Investment Capital III LP

(Exact Name of Registrant and Name as Person Filing Statement)

Table 1: Transaction Value

	Transaction Valuation	(1)	Fee Rate	Amount of Filing Fee	(2)
Fees to be Paid	$6,463,862,976.73		0.00014760	$954,066.18
Fees Previously Paid	$—			$—
Total Transaction Valuation	$6,463,862,976.73
Total Fees Due for Filing				$954,066.18
Total Fees Previously Paid				$—
Total Fee Offsets				$—
Net Fee Due				$954,066.18

(1)
Estimated for purposes of calculating the filing fee only. The transaction valuation was calculated by multiplying the product of (i) USD $46.50, which is the cash offer price for the shares of common stock of Squarespace, Inc., consisting of (1) Class A Common Stock, par value $0.0001 per share, (2) Class B Common Stock, par value $0.0001 per share and (3) Class C Common Stock, par value $0.0001 per share (collectively, the “Shares”) by (ii) 138,931,284 Shares issued and outstanding as of September 1, 2024, and 81,593 Shares reserved for issuance upon the exercise of options.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 of the Exchange Act, was calculated by multiplying $6,463,862,976.73 by 0.00014760.